EXHIBIT 3.3(a)

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WIMAR OPCO FINANCE CORP.”, CHANGING ITS NAME FROM “WIMAR OPCO FINANCE CORP.” TO “TROPICANA FINANCE CORP.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF FEBRUARY, A.D. 2007, AT 5:28 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

4171286 8100 070157587	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5428247 DATE: 02-13-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:45 PM 02/12/2007
FILED 05:28 PM 02/12/2007 SRV 070157587 — 4171286 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WIMAR OPCO FINANCE CORP.
It is hereby certified that
     1. The name of the corporation (hereinafter called the “corporation”) is Wimar OpCo Finance Corp.
     2. The certificate of incorporation of the corporation is hereby amended as follows:
     “1. The name of the corporation is Tropicana Finance Corp.”
     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     4. The effective time of the amendment herein certified shall be the date of filing.
Dated: Jan. 30, 2007

By:	/s/ Richard M. FitzPatrick
Name:	Richard M. FitzPatrick
Title:	Chief Financial Officer